Exhibit 99.1

RELEASE 4:00 pm – February 27, 2015

CONTACT:	Susan Munhall, Investor Relations
Hudson City Bancorp, Inc.
West 80 Century Road, Paramus, New Jersey 07652
TELEPHONE:	(201) 967-8290
E-MAIL:	smunhall@hcsbnj.com

HUDSON CITY BANCORP, INC. REPORTS THAT MEMORANDUM OF

UNDERSTANDING HAS BEEN LIFTED

Paramus, New Jersey, February 27, 2015 - Hudson City Bancorp, Inc. (NASDAQ: HCBK), the holding company for Hudson City Savings Bank (the “Bank”), announced today that the Office of the Comptroller of the Currency (“OCC”) has terminated the memorandum of understanding (“MOU”) entered into with the Bank on March 30, 2012.

Denis J. Salamone, Chairman and Chief Executive Officer commented, “We are pleased that the OCC has terminated the MOU. This achievement reflects the hard work and determination of the Hudson City staff. In the course of satisfying the terms of the MOU, the Bank, among other things, developed a state-of-the-art enterprise risk management department as part of a “three lines of defense” organizational structure and implemented enhanced risk management policies, procedures and systems. We believe these accomplishments, along with our strong ethical corporate culture, provide Hudson City with the necessary governance structure and risk management framework to meet the challenges facing all financial institutions in this current environment.”

Hudson City Bancorp, Inc. maintains its corporate offices in Paramus, New Jersey. Hudson City Savings Bank, a well-established community financial institution serving its customers since 1868, is the largest thrift institution headquartered in New Jersey. Hudson City Savings Bank currently operates a total of 135 banking offices in the New York metropolitan and surrounding areas.